EXHIBIT 99.1

News Release

For Immediate Release	Contact Information:
Thursday, October 30, 2008	Dave Gibbs, President and CEO
(832) 375-0330

SOUTHERN STAR ENERGY SPUDS SECOND HAYNESVILLE TEST WELL;

COMPANY’S NATURAL GAS PRODUCTION GROWING

HOUSTON – (PR Newswire) – October 30, 2008 – Southern Star Energy Inc. (OTCBB: SSEY, the “Company”), a fast-growing exploration and production (“E&P”) company with reserves and production from leases located in northern Louisiana, today provided a corporate update and evidence to demonstrate the Company’s strong position in view of continuing market uncertainty.

Production and Drilling Update

The Company’s Cotton Valley program continues to respond favorably to production enhancement projects. In mid-September, the Company installed field compression at several sites, resulting in a stabilized production increase of more than 10% field-wide production. Additional production enhancement projects have been designed and will be implemented during early November. Despite softening prices, the initial five Cotton Valley wells continue to produce cash flow in amounts sufficient to fund overhead and continuing technical development. The Company received an average of $7.67 per MMBtu for its gas in September. The global financial crisis has had a negative impact on natural gas prices; however, there is a marked reduction in service costs and the Company is benefiting from its low-cost structure. During the period of October 13 through 27, the Company produced 2.3MMcf/d on average.

As previously announced, the first two wells in the Company’s 2008 Development program encountered gas pay zones in the Cotton Valley comparable to the pay intervals in the Company’s existing five producing wells. The Company believes that both wells will be additive to our proved reserve base, and greatly enhance the Company’s probable reserve potential. The Cash Pointe 30-1 is presently awaiting completion. Our second well encountered similar pay sands in the Cotton Valley before being deepened to test the Haynesville interval as noted below.

The Company recently announced a successful Haynesville Shale well discovery from its Atkins-Lincoln 17-2 in the Sentell Field. This news is a significant strategic milestone for the Company, further demonstrating its ability to deliver positive results, even during a period of historically unique market conditions within the E & P sector.

The Company remains focused on delivering operational success and building shareholder value through solid growth of both reserves and production rates. In light of the successful Haynesville test at the Atkins-Lincoln 17-2 location, the Company spudded the Burt 20-1 Well on October 25, 2008 as a second Haynesville test in the Sentell Field. This well is located in the southwest section of the Company’s acreage position and is designed to demonstrate the quality and extent of the Field’s Haynesville potential. In addition, the Company continues to examine the objectives of its current drilling program to balance both Cotton Valley and Haynesville development. The Company is actively working with its senior lender, Macquarie Bank Limited, on balancing the Company’s priorities between its Cotton Valley development objectives and actively building on its Haynesville discovery.

Capital Program Drilling Ahead and Intact

The Company confirmed that its relationship with Macquarie Bank Limited is firmly intact, and the $25 million Senior First Lien Secured Revolving Credit Agreement (“Revolver”) announced on July 17, 2008, remains available to the Company, under the terms of the Revolver. The Company intends to use the proceeds from the Revolver to continue funding the 2008/2009 Sentell Field development program. The Company is currently working with Macquarie’s technical staff to incorporate the results of the first two wells that both successfully encountered Cotton Valley pay sand intervals and the new Haynesville well into the reserve analysis and borrowing base calculations. To date, the Company has drawn down $3.5 million of the initial $5.0 million borrowing base. As previously disclosed, the Company believes it has adequate capital available to complete the 2008/2009 development program as originally planned.

Management Addition

The Company announced the hiring of Deborah Null as Land Manager as of October 27, 2008. A 33-year oil and gas industry veteran, Ms. Null most recently was Manager, Land Administration and Landman in the Powder River Basin for Gastar Exploration. Before that, she was Senior Landman for El Paso Corporation, successfully handling aggressive drilling and acquisition programs in Alabama, East Texas, North Louisiana and Utah. Ms. Null brings extensive land management expertise and insights and will work to position the Company to identify and execute on potential acquisitions as opportunities emerge. She is a Certified Professional Landman, and member of both the American Association of Professional Landmen and the Houston Association of Professional Landmen.

David Gibbs, the Company’s President and Chief Executive Officer said: “I am delighted that Deborah Null has joined our team. I view this period of market uncertainty as an opportunity for our company to grow, and having a seasoned land management veteran on our staff enables us to evaluate and potentially conclude acquisitions under terms favorable to the Company for the benefit of its shareholders.”

Management Comments

David Gibbs said: “Southern Star continues to drill ahead as we develop our Sentell Field acreage position. While recent market volatility in the E & P sector has been reflected in the Company’s share price, we have experienced similar share value changes as many other companies in our peer group. In fact, we believe we offer more near- and long-term potential than any company of our size and we have total control over the engineering and geology of the Sentell Field. We remain positive about the future of Southern Star Energy and are confident in our ability to deliver results based on the Company’s strategic plan. Our continuing success in the Cotton Valley and our previously announced Haynesville Shale well discovery provide evidence that Southern Star is executing its plans and delivering results, even during challenging times within the E & P business.”

Gibbs continued: “We secured the drilling rig from our 17-2 location and are currently evaluating optimum completion techniques. We will be preparing completion recommendations shortly. The important news is that out of all of the logs we have examined in our proprietary database, the Atkins-Lincoln 17-2 log is similar to logs from other Haynesville discoveries. In fact, the log characteristics from 17-2 are essentially identical to other wells as far away as Panola and Harrison Counties. We are working closely with technical experts and industry study groups to prudently evaluate completion design options. While we recognize shareholders and investors are interested in initial production rates, I think it is particularly important to proceed deliberately given the anticipated complexity of Haynesville completions. It will be in the longer-term interests of the Company and its shareholders to get the completion techniques developed and executed with absolute precision.”

About Southern Star Energy

The Company’s strategy is to acquire under-drilled oil and natural gas leases with significant proven development drilling opportunities, and use all available technologies to increase the valuation of the acquired assets. This strategy reduces the Company’s risk, allowing the Company to build free cash flow for strategic acquisitions. The Company owns a 40% working interest and operates in approximately 5,400 leasehold acres in the Sentell Field, located in the heart of the known Cotton Valley trend north of Shreveport, Louisiana. To date, the Company has drilled seven successful tests of the Cotton Valley Sands, the first five of which are connected to the market and producing revenues. Shareholders and prospective investors and analysts are encouraged to visit the Company’s website: www.ssenergyinc.com to learn more about the Company and the Cotton Valley Trend.

Cautionary Statements to Shareholders

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private

Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Southern Star Energy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition; financial or other results in a certain market climate or relative to other E&P companies; the quality or quantity of the Company’s Haynesville Shale play; the long-term interests of the Company and its shareholders; the continued availability of funds from Macquarie Bank Limited; use of funds provided by the Macquarie Revolver; the acquisition of additional oil or natural gas properties; the anticipated timeline for initiating and completing drilling operations; the anticipated depth of current and future drilling operations; the anticipated work planned for particular wells; the placing of wells into production or onto the sales line; the estimated oil or natural gas production of a given well relative to the Company’s other wells, using numerical estimates or otherwise; the ultimate effect of preliminary results or statistics on shareholder value; the actual investment value of the Company; and risks inherent in Southern Star Energy’s operations. Often, but not always, forward-looking statements (1) can be identified by the use of words such as “evidence”, ‘‘demonstrate”, “designed”, ‘‘embarked”, ‘‘anticipation’’, ‘‘possible”, “if”, “intends”, “planned”, “view”, “potentially”, “future”, and “confident” or variations (including negative variations of such words and phrases); or (2) state that certain actions, events or results ‘‘should’’, “would”, or ‘‘will’’ be taken, occur or be achieved. Southern Star makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.

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